Exhibit 4.2

(Face of Certificate)

THIS SECURITY (THE “CERTIFICATE”) IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF.  THIS CERTIFICATE MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A CERTIFICATE REGISTERED, AND NO TRANSFER OF THIS CERTIFICATE IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO BARCLAYS BANK PLC, OR ITS AGENT, FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

BY PURCHASING THE SECURITIES EVIDENCED BY THIS CERTIFICATE (THE “SECURITIES”), THE HOLDER AGREES TO CHARACTERIZE THE SECURITIES FOR ALL U.S. FEDERAL INCOME TAX PURPOSES AS PROVIDED IN SECTION 12 ON THE FACE OF THIS CERTIFICATE.

(Face of Security)

CUSIP No.: 06742W570	ISIN: US06742W5702

BARCLAYS BANK PLC

GLOBAL MEDIUM-TERM NOTES, SERIES A

____________

Barclays Inverse US Treasury Composite ETN
 due July 24, 2024

The following terms apply to the Securities.  Capitalized terms that are not defined the first time they are used in this Certificate shall have the meanings indicated elsewhere in this Certificate or in the Indenture.  Reference is made to (i) the Pricing Supplement related to the Securities, dated [______] (the “Pricing Supplement”), (ii) the Prospectus Supplement, dated July 19, 2013 (the “Prospectus Supplement”) and (iii) the Prospectus, dated July 19, 2013 (together with the Prospectus Supplement and the Pricing Supplement, the “Prospectus”).

Issuer: Barclays Bank PLC

Face Amount: $[_____] equal to [_____] Securities at $50 per Security

Stated Principal Amount: $50 per Security

Index: Barclays Inverse US Treasury Futures Composite Index™ (the “Index”) (Bloomberg ticker symbol “BXIIITAG<Index>“).

Inception Date: July 14, 2014 (also referred to as the “Initial Valuation Date”)

Original Issue Date: July 17, 2014

Denomination: $50

Payment at Maturity:  On the Maturity Date, unless such Securities were previously redeemed on a Redemption Date as provided under “Holder Redemption” or “Issuer Redemption,” the Holder will receive a cash payment per Security equal to the Closing Indicative Note Value on the Final Valuation Date.

Closing Indicative Note Value:  The Closing Indicative Note Value for each Security on the Inception Date will equal $50.  On each subsequent calendar day until the maturity or early redemption, the Closing Indicative Note Value for each Security will equal (1) the Closing Indicative Note Value on the immediately preceding calendar day plus (2) the Daily Index Performance Amount plus (3) the Daily Interest minus (4) the Daily Investor Fee; provided that if such calculation results in a negative value, the Closing Indicative Note Value will be $0.  If the Securities undergo a split or reverse split, the Closing Indicative Note Value will be adjusted accordingly.

Daily Index Performance Amount:  The Daily Index Performance Amount for each Security on the Initial Valuation Date and on any calendar day that is not an Index Business Day will equal $0.  On any other Index Business Day, the Daily Index Performance Amount for each Security will equal (1) (a) the Closing Indicative Note Value on the immediately preceding Index

(Face of Security)

Rebalance Date (or for any Index Business Day from the Inception Date until the first Index Rebalance Date after the Inception Date, on the Inception Date) times (b) the difference of (i) the Closing Level of the Index on such Index Business Day minus (ii) the Closing Level of the Index on the immediately preceding Index Business Day divided by (c) the Closing Level of the Index on the immediately preceding Index Rebalance Date minus (2) the Index Rolling Cost on such Index Business Day.

Index Rolling Cost:  On any calendar day that is not a Roll Date, the Index Rolling Cost for each Security will equal $0.  On any Roll Date, the Index Rolling Cost for each Security will equal 0.08% times the Closing Indicative Note Value on the immediately preceding Index Rebalance Date.

Roll Date:  The fourth to last Index Business Day of each February, May, August and November.

Index Rebalance Date:  Any Index Business Day that is either a Scheduled Index Rebalance Date or an Additional Index Rebalance Date.

Daily Interest:  The Daily Interest for each Security on the Initial Valuation Date will equal $0.  On each subsequent calendar day until maturity or early redemption, the Daily Interest will equal (1) the Closing Indicative Note Value on the immediately preceding calendar day times (2) the T-Bill Rate divided by (3) 360.

T-Bill Rate:  The T-Bill Rate on each calendar day will equal the most recent weekly investment rate for 28-day U.S. Treasury bills effective on the immediately preceding Business Day.  The weekly investment rate for 28-day U.S. Treasury bills is generally announced by the U.S. Treasury on each Monday and is currently published by the U.S. Treasury on http://www.treasurydirect.gov; on any

Monday that is not a Business Day, the rate prevailing on the immediately preceding Business Day will apply.

Daily Investor Fee:  The Daily Investor Fee for each Security on the Initial Valuation Date will equal $0.  On each subsequent calendar day until maturity or early redemption, the Daily Investor Fee for each Security will equal (1) the Closing Indicative Note Value on the immediately preceding calendar day times (2) the Fee Rate divided by (3) 365.

Fee Rate:  0.43%.

Holder Redemption:  The Holder may, subject to the notification requirements provided under Section 6 hereof, require the Company to redeem the Holder’s Securities in whole or in part on any Holder Redemption Date during the term of the Securities.  If the Holder requires the Company to redeem the Holder’s Securities on any Holder Redemption Date, the Holder will receive a cash payment per Security equal to the Closing Indicative Note Value on the applicable Valuation Date.  The Company shall not be required to redeem fewer than 20,000 Securities at one time. The Company may from time to time, in its sole discretion, reduce the minimum redemption amount on a consistent basis for all Holders of the Securities.

Holder Redemption Date:  The third Business Day following each Valuation Date (other than the Final Valuation Date). The final Holder Redemption Date will be the third Business Day following the Valuation Date that is immediately prior to the Final Valuation Date.

Issuer Redemption:  The Company may redeem the Securities (in whole but not in part) at its sole discretion on any Business Day on or after the Inception Date until and including maturity.  To exercise its right to redeem the Securities, the Company must deliver notice to the Holder not less than ten

(Face of Security)

calendar days prior to the intended Issuer Redemption Date.  If the Company redeems the Securities, the Holder will receive a cash payment in U.S. dollars per Security in an amount equal to the Closing Indicative Note Value on the Valuation Date specified by the Company in such issuer redemption notice.

Issuer Redemption Date:  The fifth Business Day after the Valuation Date specified by the Company in the issuer redemption notice, which will in no event be prior to the tenth calendar day following the date on which the Company delivers the issuer redemption notice.

Redemption Date:  The Holder Redemption Date or the Issuer Redemption Date, as the case may be.

Calculation Agent:  Barclays Bank PLC

All percentages resulting from any calculation relating to the Securities will be rounded upward or downward, as appropriate, to the next higher or lower one hundred-thousandth of a percentage point, e.g., 9.876541% (or 0.09876541) being rounded down to 9.87654% (or 0.0987654) and 9.876545% (or 0.09876545) being rounded up to 9.87655% (or 0.0987655).  All amounts used in or resulting from any calculation relating to the Securities will be rounded upward or downward, as appropriate, to the nearest cent, in the case of U.S. dollars, the nearest corresponding hundredth of a unit, in the case of a currency other than U.S. dollars, or to the nearest one hundred-thousandth of a unit, in the case of a currency exchange rate, with one-half cent, one-half of a corresponding hundredth of a unit or one-half of a hundred-thousandth of a unit or more being rounded upward.

Defeasance:  Neither full defeasance nor covenant defeasance applies to this Security.

Listing:  The NASDAQ Stock Market (“NASDAQ”).

(Face of Security)

OTHER TERMS:

All terms used in this Security that are not defined in this Security but are defined in the Indenture referred to on the reverse of this Security shall have the meanings assigned to them in the Indenture.  Section headings on the face of this Certificate are for convenience only and shall not affect the construction of this Security.

“Additional Index Rebalance Date” means an Index Business Day on which the Index is rebalanced immediately following any Index Business Day on which the Closing Level of the Index decreased by 65% or more since the immediately preceding Index Rebalance Date.

“Business Day” has the meaning set forth under “Specific Terms of the ETNs—Payment at Maturity” in the Pricing Supplement.

“Closing Level” means the closing level of the Index as published at the regular weekday close of trading on that Trading Day as displayed on the Bloomberg Professional® service page set forth under “Index” above or any successor page on Bloomberg Professional® service or any successor service, as applicable.

“Default Amount” means, if an Event of Default occurs and the maturity of the Securities is accelerated, the Closing Indicative Note Value of the Security on the date of acceleration, as determined by the Calculation Agent.

“Final Valuation Date” means July 17, 2024.  In addition, the Final Valuation Date is subject to adjustment in the event of non-Trading Days or a Market Disruption Event as described in “3. Market Disruption Events and Non-Trading Days” below.

“Index Business Day” has the meaning set forth under “Specific Terms of the ETNs—Payment at Maturity” in the Pricing Supplement.

“Index Components” means, with respect to the Securities, the 2-year, 5-year, 10-year, long-bond and ultra-long U.S. Treasury futures contracts and the related calendar spread contracts, each as described in the Pricing Supplement.

“Market Disruption Event” has the meaning set forth under “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Commodities or Commodities Futures Contracts” in the Prospectus Supplement; provided that “index component” as used therein shall have the meaning of Index Component set forth in this Certificate and “index sponsor” shall mean Barclays Risk Analytics and Index Solutions Limited, or any other entity appointed by Barclays Bank PLC to act as the index sponsor for the Index.

“Maturity Date” means July 24, 2024, provided that if such date is not a Business Day, the Maturity Date will be the next succeeding Business Day.  If the Final Valuation Date is postponed, the Maturity Date will be the fifth Business Day following the Final Valuation Date, as postponed.

“Scheduled Index Rebalance Date” means the fourth to last Index Business Day of each calendar month.

“Trading Day” has the meaning set forth under “Specific Terms of the ETNs—Payment at Maturity” in the Pricing Supplement.

“Valuation Date” means each Trading Day from July 14, 2014 to July 17, 2024, inclusive.  Each Valuation Date is subject to adjustment in the event of non-Trading Days or a Market Disruption Event as described in “3. Market Disruption Events and Non-Trading Days” below.

_______________________

1.                                    Promise to Pay at Maturity or Upon Early Redemption

Barclays Bank PLC, a public limited company duly organized and existing under the laws of England and Wales (herein called the “Company,” which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay (or cause to be paid) to Cede & Co., as nominee for The Depository Trust Company, or registered assigns, the amount as calculated and provided under (i) “Holder Redemption” and elsewhere on the face of this Security on the applicable Holder Redemption Date, in the case of any Securities in respect of the which the Holder exercises such Holder’s right to require the Company to redeem such Holder’s Securities prior to the Maturity Date, (ii) “Issuer Redemption” and elsewhere on the face of this Certificate on the applicable Issuer Redemption Date, in case the Company exercises its right to redeem Securities prior to the Maturity Date or (iii) “Payment at Maturity” and elsewhere on the face of this Certificate on the Maturity Date.

2.                                    Payment of Interest

The principal of the Securities shall not bear interest during its term. Any return on the Securities that may be deemed to be interest will in no event be higher than the maximum rate permitted by New York law, as it may be modified by U.S. law of general application.

3.                                    Market Disruption Events and Non-Trading Days

Each Valuation Date (including the Final Valuation Date) is subject to postponement as set forth under “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Commodities or Commodities Futures Contracts” in the Prospectus Supplement; provided that “index component” as used therein shall have the meaning of Index Component set forth in this Certificate and “scheduled trading day” as used therein shall have the meaning of Trading Day set forth in this Certificate.  Notwithstanding anything to the contrary in the Prospectus Supplement, each Valuation Date (including the Final Valuation Date) may be postponed by up to five Trading Days due to the occurrence or continuance of a Market Disruption Event on such date.

4.                                    Discontinuance or Modification of the Index

In certain circumstances, the Closing Level of the Index will be based on the alternate calculation of the Index as described under “Specific Terms of the ETNs—Discontinuance or Modification of the Index” in the Pricing Supplement.

5.                                    Payment at Maturity or Upon Holder Redemption or Upon Issuer Redemption

The payment on the Securities that becomes due and payable on the Maturity Date, on a Holder Redemption Date or an Issuer Redemption Date, as the case may be, shall be the cash amount that must be paid to redeem the Securities as provided above under “Payment at Maturity,” “Holder Redemption” or “Issuer Redemption,” as applicable.  The payment on the Securities that becomes due and payable upon acceleration of the Maturity Date hereof after an Event of Default has occurred pursuant to the Indenture shall be the Default Amount.  When any such payment has been made as provided herein (or such payment has been made available), the principal of the Securities shall be deemed to have been paid in full, whether or not the Securities shall have been surrendered for payment or cancellation.  References to the payment at maturity or upon early redemption of this Security on any day shall be deemed to mean the payment of cash that is payable on such day as provided in the Securities.  Notwithstanding the foregoing, solely for the purpose of determining whether any consent, waiver, notice or other action to be given or taken by Holders of Securities pursuant to the Indenture has been given or taken by Holders of Outstanding Securities in the requisite aggregate principal amount, the principal amount of the Securities will be deemed to equal the Face Amount.  The Securities shall cease to be Outstanding as provided in the definition of such term in the Indenture or when the principal of the Securities shall be deemed to have been paid in full as provided above.

6.                                    Redemption Mechanics

(a) Holder Redemption: Subject to the minimum redemption amount provided under “Holder Redemption,” the Holder may require the Company to redeem the Holder’s Securities on any Holder Redemption Date subject to the provisions set forth under “Specific Terms of the ETNs—Early Redemption Procedures—Holder Redemption Procedures” in the Pricing Supplement.

(b) Issuer Redemption:  The Company may elect to exercise its right to redeem the Securities under “Issuer Redemption” subject to the provisions set forth under “Specific Terms of the ETNs—Early Redemption Procedures—Issuer Redemption Procedures” in the Pricing Supplement.

7.                                    Split or Reverse Split of the Securities

On any Business Day, the Company may elect to initiate a split of the Securities or a reverse split of the Securities as set forth under “Valuation of the ETNs—Split or Reverse Split of the ETNs” in the Pricing Supplement.

8.                                    Role of Calculation Agent

Initially, the Company will serve as the Calculation Agent.  The Company may change the Calculation Agent after the Original Issue Date of the Securities without notice.  The Calculation Agent will, in its sole discretion and acting in good faith and using reasonable judgment, make all calculations and determinations in connection with the Securities as specified herein.  Absent manifest error, all calculations and determinations of the Calculation Agent will be conclusive for all purposes and final and binding on the Holders and the Company, without any liability on the part of the Calculation Agent.

The Company shall take such action as shall be necessary to ensure that there is at all relevant times a financial institution serving as the Calculation Agent hereunder.  Insofar as the Securities provide for the Calculation Agent to obtain the applicable Closing Level or other information from any institution or other source, the Calculation Agent may do so from any source or sources of the kind contemplated or otherwise permitted hereby notwithstanding that any one or more of such sources are the Calculation Agent, affiliates of the Calculation Agent or affiliates of the Company.

9.                                    Payment

Payment of any amount payable on the Securities in cash will be made in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.  Payment of any cash payable on the Securities will be made to an account designated by the Holder (in writing to the Company and the Trustee on or before the applicable Valuation Date) and approved by the Company or, if no such account is designated and approved as aforesaid, at the office or agency of the Company maintained for that purpose in The City of New York (i.e., the office of the Trustee); provided that the payment on the Maturity Date or any Redemption Date shall be made only upon surrender of this Certificate at such office or agency (unless the Company expressly waives surrender).  Notwithstanding the foregoing, if the Securities are evidenced by one or more Global Securities, any payment may be made pursuant to the applicable procedures of the Depositary.

10.                            Reverse of this Certificate

Reference is hereby made to the further provisions of this Certificate set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

11.                            Certificate of Authentication

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, the Securities shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

12.                            Prospectus

The terms and conditions of the Securities as fully set forth in the Prospectus are hereby incorporated by reference in their entirety into this Certificate and binding upon the parties hereto.  In the event of a conflict between the terms of the Prospectus and the terms of this Certificate, the Prospectus will control and if the Prospectus provides for a specific United States tax characterization, by purchasing the Securities, you agree (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to be bound for United States federal income tax purposes to such tax characterization.  Copies of the Prospectus are available from the Company or any underwriter or any dealer participating in the offering by calling toll free, 1-888-227-2275 (extension 2-3430).

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

BARCLAYS BANK PLC

By:
Name:
Title:

By:
Name:
Title:

This is one of the Securities of the series designated herein and referred to in the Indenture.

Dated:

THE BANK OF NEW YORK MELLON

By:
Name:
Title:

(Reverse of Certificate)

The Securities are part of a duly authorized issue of securities of the Company issued and to be issued in one or more series under an Indenture, dated as of September 16, 2004 (herein called the “Indenture,” which term shall have the meaning assigned to it in such instrument), between the Company and The Bank of New York Mellon, as Trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture), and reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee, the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered.  Insofar as the provisions of the Indenture may conflict with the provisions set forth on the face of this Certificate, the latter shall control for purposes of the Securities.

The Securities are part of the series designated on the face hereof.  References herein to “this series” mean the series designated on the face hereof.

Payments under the Securities will be made without deduction or withholding for, or on account of, any and all present or future income, stamp and other taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Taxes”) now or hereafter imposed, levied, collected, withheld or assessed by or on behalf of the United Kingdom or any political subdivision or authority thereof or therein having the power to tax (each a “Taxing Jurisdiction”), unless such deduction or withholding is required by law.  If any such Taxes are at any time required by a Taxing Jurisdiction to be deducted or withheld, the Company will, subject to the exceptions and limitations set forth in Section 10.04 of the Indenture, pay such additional amounts of the principal of such Securities and any other amounts payable on such Securities (“Additional Amounts”) as may be necessary in order that the net amounts paid to the Holders of any Securities, after such deduction or withholding, shall equal the amounts of the principal of such Securities and any other amounts payable on such Securities that would have been payable in respect of such Securities had no such deduction or withholding been required.

If at any time the Company determines that as a result of a change in or amendment to the laws or regulations of a Taxing Jurisdiction (including any treaty to which such Taxing Jurisdiction is a party), or a change in an official application or interpretation of such laws or regulations (including a decision of any court or tribunal), which change or amendment becomes effective on or after the date of the Pricing Supplement as specified on the face hereof in making any payment of, or in respect of, the principal amount of the Securities, the Company would be required to pay any Additional Amounts with respect thereto, then the Securities will be redeemable upon not less than 30 nor more than 60 days’ notice by mail, at any time thereafter, in whole but not in part, at the election of the Company as provided in the Indenture at a redemption price per Outstanding Security being redeemed equal to 100% of the Stated Principal Amount together with any accrued but unpaid interest to the date fixed for redemption.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any

(Reverse of Certificate continued on next page)

11

time by the Company and the Trustee with the consent of the Holders of a majority in principal amount of the Securities at the time Outstanding of all series to be affected (considered together as one class for this purpose).  The Indenture also contains provisions (i) permitting the Holders of a majority in aggregate principal amount of the Securities at the time Outstanding of all series to be affected under the Indenture (considered together as one class for this purpose), on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and (ii) permitting the Holders of a majority in aggregate principal amount of the Securities at the time Outstanding of any series to be affected under the Indenture (with each such series considered separately for this purpose), on behalf of the Holders of all Securities of such series, to waive certain past defaults under the Indenture and their consequences.  Any such consent or waiver by Holders of the Securities shall be conclusive and binding upon such Holders and upon all future Holders of the Securities and of any Securities issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon the Securities.

As provided in and subject to the provisions of the Indenture, the Holder of this Certificate shall not have any right to institute any proceeding, judicial or otherwise, with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Securities of this series, the Holders of not less than 25% in aggregate principal amount of the Securities of this series at the time Outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee reasonable indemnity against the costs, expenses and liabilities to be incurred in compliance with such request, and the Trustee shall not have received from the Holders of a majority in principal amount of Securities of this series at the time Outstanding a direction inconsistent with such request, and shall have failed to institute any such proceeding, for 60 days after receipt of such notice, request and offer of indemnity.  The foregoing shall not apply to any suit instituted by the Holders of the Securities for the enforcement of any payment of principal hereof on or after the respective due dates expressed herein.

(Reverse of Certificate continued on next page)

12

No reference herein to the Indenture and no provision of the Securities or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of the Securities as herein provided.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of the Securities is registrable in the Senior Debt Security Register, upon surrender of the Securities for registration of transfer at the office or agency of the Company in any place where the principal of the Securities is payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Senior Debt Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing.  Thereupon one or more new Securities of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Securities, and any other Securities of this series and of like tenor, are issuable only in registered form without coupons in denominations as specified on the face hereof. As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for a like aggregate principal amount of Securities of this series and of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Certificate for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, whether or not the Securities be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

This Certificate and the Securities shall be governed by and construed in accordance with the laws of the State of New York.